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Exhibit 10.20

CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is entered into as of February 14, 2005 by and between Bernard L. Schwartz, an individual ("BLS"), and K&F Industries, Inc., a Delaware corporation (the "Company").

        1.    Scope of Services and Term.

          (a)    Consulting Services.    From time to time and as mutually agreed during the Term, BLS shall consult with the Board of Directors and officers of the Company and provide advisory services with respect to the business conducted by the Company, including strategies for business development, financing sources, potential acquisitions, operating initiatives and related matters. BLS shall determine how and when to provide consulting services and no minimum amount of consulting time is required. BLS, or The BLS Group, LLC, an entity with which BLS is affiliated, shall provide such consulting.

          (b)    Appointment as Chairman of the Board.    Subject to the terms set forth herein, the Company agrees to nominate BLS for election as the Chairman of the Board of Directors of the Company (the "Board") at each meeting of stockholders at which directors are to be elected (or any action by consent of stockholders), and the Company shall use its best efforts to provide for BLS's election to the Board as Chairman at each such meeting or consent.

          (c)    Duties.    BLS shall perform such duties as are customarily associated with his positions as the Company's Chairman of the Board, as further determined in consultation with Lawrence Bossidy from time to time.

          (d)    Term.    The term of this Agreement shall begin on February 14, 2005 and end on November 18, 2005 (such period, the "Term"). Notwithstanding the foregoing, BLS acknowledges and agrees that he may be removed as Chairman of the Board pursuant to any action of the Board or the stockholders of the Company effected in accordance with the Company's charter and by-laws; provided, however, if BLS is removed as Chairman of the Board prior to the end of the Term, such removal shall not affect the Company's continuing obligation to provide the compensation set forth in Section 2 below for the remainder of the Term (nor shall it affect any existing right BLS may have to receive any benefit or bonus previously afforded to him under prior agreements).

          (d)    Part Time Efforts.    BLS shall devote such of his business time and energy during the Term as is necessary to perform his duties as Chairman of the Board and to fulfill his responsibilities under this Agreement, and during the Term shall use his reasonable best efforts and ability to promote the interests of the Company.

        2.    Compensation.    BLS will be entitled to the following compensation:

          (a)    Fees.    During the Term, BLS shall receive consulting fees at the rate of $8,333.33 per month payable at least as frequently as monthly. The Company may offset against such payments any amounts owed to it by BLS pursuant to that certain Airplane Use and Reimbursement Agreement, dated as of November 18, 2004, by and between BLS and the Company. BLS will not be entitled to receive from the Company any additional fees or compensation for hereafter serving as a director of or consultant to the Company.

          (b)    Reasonable Business Expenses.    BLS shall be reimbursed for documented and reasonable business expenses in connection with the performance of his services hereunder.

        3.    Sole Property of Company.

        (a)   BLS acknowledges and agrees that all the now and hereafter existing literary material, inventions, ideas, service marks, products, trademarks, copyrights, trade names, service names, designs, patents, programs, documents, data, methods, analyses, reports, discoveries, improvements, trade secrets, techniques, processes, know-how and any other intellectual property rights, whether or not subject to patent, trademark, copyright or trade secret protection and whether or not reduced to practice or reduced to writing, which was created either alone or jointly with others (the "Intellectual Property") during the course of his consulting with the Company or any of its respective Affiliates (the "Company Intellectual Property") shall be the sole property of the Company and BLS hereby assigns to the Company his entire right and interest in and to all the now and hereafter existing Company Intellectual Property. The Company or any other entity designated by the Company shall be the sole owner of all domestic and foreign rights pertaining to the now and hereafter existing Company Intellectual Property.

        (b)   Notwithstanding any provision in this Agreement to the contrary, Section 3(a) shall not apply to copies of documents specifically related to BLS's interest, if any, as a stockholder of the Company or its affiliates or as a member of the Board or any Intellectual Property which was developed entirely on BLS's own time without using the Company's equipment, supplies, facilities or trade secret information except for Intellectual Property that either (i) relates directly at the time of conception or reduction to practice to the Company's business or actual or demonstrably anticipated research or development, or (ii) results directly from any work performed by BLS for the Company or any of its affiliates within the twelve month period immediately preceding the time of conception or reduction to practice of such Intellectual Property.

        4.    Indemnification.    The Company hereby agrees to indemnify and hold harmless BLS against any liability, cost or expense arising out of BLS's association with the Company to the full extent legally permissible under the Delaware General Corporation Law, as such law may be amended from time to time. Solely in consideration for the Company's agreement to indemnify and hold harmless BLS pursuant to this Section, after the Term, BLS agrees, at the Company's expense, to fully assist, consult and cooperate in good faith with the Company, as requested by the Company, in connection with (i) any pending or threatened or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether BLS is a named or threatened party to such action, suit or proceeding, (ii) any appeal in such an action, suit or proceeding, and (iii) any inquiry or investigation that could lead to such an action, suit or proceeding.

        5.    Independent Contractor.    It is mutually understood that, in the performance of this Agreement, BLS (or the BLS Group, LLC) is acting as an independent contractor and shall not for any purpose be deemed an employee or be entitled to any of the rights or benefits of an employee of the Company or any affiliate of the Company.

        6.    Miscellaneous.

          (a)    Notices.    Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

    To the Company:

    K&F Industries, Inc.
    c/o Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, California 90024

    Attention: Richard K. Roeder
    Telecopier: (310) 824-2791

    With copies to:

    Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, California 90024
    Attention: Richard K. Roeder
    Telecopier: (310) 824-2791

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071-3197
    Attention: Bruce D. Meyer, Esq.
    Telecopier: (213) 229-7520

    To BLS:

    Bernard L. Schwartz
    944 Fifth Avenue, 8th Floor
    New York, New York 10021
    Telecopier: (212) 288-0705

    With a copy to:

    Neil Novikoff, Esq.
    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Telecopier: (212) 728-8111

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b)    Severability.    Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (c)    Entire Agreement.    This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

          (d)    Counterparts.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

          (e)    Successors and Assigns.    This Agreement is binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (f)    Amendments.    No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (g)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6(a) hereof (or to such other address as the party has specified by prior written notice to the serving party) and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 6(g) shall affect or eliminate any right to serve process in any other matter permitted by law.

          (h)    Survivorship.    The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement. (i) Waiver. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by either party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          (j)    Captions.    The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

          (k)    Construction.    The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BERNARD L. SCHWARTZ
/s/ BERNARD L. SCHWARTZ
Date:
K&F INDUSTRIES, INC.
By:	/s/ RONALD H. KISNER
	Name:	Ronald H. Kisner
	Title:	Executive Vice President
Date:

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  Exhibit 10.20